EXHIBIT 10.10

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into as of this 16th day of April, 2007, by and between COMMEMORATIVE BRANDS, INC. and any successors thereto (collectively referred to as the “Company”) and Kris Radhakrishnan (“Executive”).

The parties hereby agree as follows:

1.  Employment. Executive will serve the Company in the position of Chief Financial Officer of American Achievement Corporation, its Parents and its Subsidiaries and will perform such duties as from time to time shall be determined by the Board of Directors of the Company, and will perform, faithfully and diligently, the services and functions performed and will carry out the functions of his office and furnish his best advice, information, judgment and knowledge with respect to the business of the Company. Executive agrees to perform such duties as hereinabove described and to devote full-time attention and energy to the business of the Company. Executive will not, during the term of employment under this Agreement, engage in any other business activity if such business activity would impair Executive’s ability to carry out his duties under this Agreement.

2.   Term. Contingent upon successful completion of a criminal background investigation, reference check and pre-employment drug screen, this Agreement shall be effective April 16, 2007 and end on April 15, 2008, and shall thereafter renew for successive one-year terms, unless two months’ notice is given by either party to the other party of non-renewal. However, this Agreement may be terminated at any time by either party in accordance with Section 6 hereof.

3.  Compensation and Other Benefits.

3.1 Salary. The salary compensation to be paid by the Company to Executive and which Executive agrees to accept from the Company for services performed and to be performed by Executive hereunder shall be an annual gross amount, before applicable withholding and other payroll deductions, of $275,000, payable in equal bi-weekly installments of $10,576.92, subject to such changes as the Board of Directors of the Company may, in its sole discretion, from time to time determine.

3.2 Benefits. Executive shall be entitled to participate in such employee benefit programs, plans and policies (including incentive bonus plans) as are maintained by the Company and as may be established for the employees of the Company from time to time on the same basis as other executive employees are entitled thereto, except to the extent such plans are duplicative of benefits otherwise provided to Executive under this Agreement (e.g. severance). It is understood that the establishment, termination or change in any such Executive employee benefit programs, plans or policies shall be at the option of the Company in the exercise of its sole discretion, from time to time, and any such termination or change in such program, plan or policy will not affect this Agreement so long as Executive is treated on the same basis as other executive employees participating in such program, plan or policy, as the case may be. Upon termination of employment under this Agreement, without regard to the manner in which the termination was brought about, Executive’s rights in such employee benefit programs, plans or policies shall be governed solely by the terms of the program, plan or policy itself and not this Agreement. Executive shall be entitled to an annual paid vacation in accordance with the Company’s personnel policy for his years of service completed as an employee of the Company (and, to the extent applicable, the Company’s predecessors) except that Executive shall be entitled to four weeks of paid vacation effective with his employment date.

4.  Working Facilities. During the term of his employment under this Agreement, Executive shall be furnished with a private office, stenographic services and such other facilities and services as are commensurate with his position with the Company and adequate for the performance of his duties under this Agreement.

5.  Expenses. During the term of his employment under this Agreement, Executive is authorized to incur reasonable out-of-pocket expenses for the discharge of his duties hereunder and the promotion of business of the Company, including expenses for entertainment, travel and related items that are incurred in accordance with the Company’s policies. The Company shall reimburse Executive for all such expenses upon presentation by Executive from time to time of itemized accounts of expenditures incurred in accordance with Company policies.

6.  Termination. The employment relationship between Executive and the Company is “at-will”, which means that Executive’s employment under this Agreement may be terminated with or without cause or reason by either the Company or Executive at any time. Payment to Executive upon his termination is governed by the following terms and conditions.

6.1 Termination by Company for Cause. The following events or circumstances are deemed “Cause” for Executive’s termination.

(i)	Executive’s indictment of, or plea of nolo contendere to, a felony or other crime involving moral turpitude;

(ii)	Executive’s material breach of a contractual obligation to the Company or any of its Affiliates (as defined below);

(iii)	Executive’s failure to perform, or gross negligence in the performance of, Executive material duties and responsibilities to the Company or any of its Affiliates; or

(iv)	Executive’s substantial, wrongful damage to property of the Company.

If the Executive is terminated for Cause, upon payment by the Company to Executive of all salary earned but unpaid through the termination date, accrued and unused vacation, and any accrued and unpaid bonus to the date of such termination, the Company shall have no further liability to Executive for compensation in accordance herewith, and Executive will not be entitled to receive any other salary, the Termination Payments or Termination Benefits (as such terms are defined below) except aforesaid vacation and any accrued bonus. For purposes of this Agreement, “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.

6.2 Termination by Company Without Cause. In the event of the termination of Executive’s employment under this Agreement by the Company without Cause the Executive will be entitled to receive 26 bi-weekly payments equal to the average of his bi-weekly base salary in effect within the two years preceding the termination (including, for these purposes, average bi-weekly base salary of Executive from the Company’s predecessors) (“Termination Payments”), less legally required withholdings. In addition to the Termination Payments, Executive will be entitled to elect the continuation of health benefits under COBRA and the Company will pay the COBRA premiums for a maximum of 12-months, beginning on the date that Executive’s health coverage ceases due to his termination, accrued but unused vacation, and any accrued bonus (“Termination Benefits”). If Executive obtains employment while he is entitled to receive the Termination Payments and the Termination Benefits, the payment of the Termination Benefits shall cease upon Executive becoming covered under the new employer’s health coverage plan at no cost to Executive. The combination of the Termination Payments and the Termination Benefits constitute the sole amount to which Executive is entitled if termination is without Cause.

6.3 Termination by Executive Without Good Reason. Executive may terminate his employment under this Agreement without Good Reason as defined in Paragraph 6.4 below upon the giving of 30 days written notice of termination. In the event of such termination, in lieu of the 30 day notice period, the Company may elect to pay Executive compensation for the notice period (or any remaining portion thereof), plus unused accrued vacation and any accrued unpaid bonus, in which event Executive’s services to the company will be terminated immediately. No Termination Payments or Termination Benefits other than as set forth in Section 6.3 shall be payable upon Executive’s termination of this Agreement without Good Reason.

6.4 Termination by Executive With Good Reason. Executive may terminate his employment under this Agreement for Good Reason. For purposes of this Agreement, “Good Reason” shall mean:

(i)
Without Executive’s consent, the assignment to Executive of substantial duties inconsistent with Executive’s then-current position, duties, responsibilities, change in the reporting level and status with the Company, or any removal of Executive from his titles and offices, except in connection with the termination of Executive’s employment under this Agreement by Company or as a result of Executive’s death or permanent disability (as defined in the Company’s or Executive’s disability insurance policies);

(ii)	The Company requiring Executive to relocate anywhere other than Austin, or Dallas, Texas without Executive’s consent; or

(iii)	A decrease in Executive’s salary from the salary in effect upon the date hereof that is inconsistent with or not commensurate with Executive’s then current position in the Company.

(iv)
In the event of termination under this Section 6.4, the Company shall pay to Executive the same Termination Payments and Termination Benefits to which Executive would have been entitled had he been terminated by the Company without Cause.

 6.5 Death or Permanent Disability. Executive’s employment under this Agreement shall terminate upon Executive’s death or permanent disability (as defined in the Company’s or Executive’s disability insurance policies). Other than accrued but unused vacation and any accrued but unpaid bonus, no Termination Payments or Termination Benefits shall be payable upon Executive’s death or permanent disability.

 6.6 Release Agreement. The payment of Termination Payments and Termination Benefits pursuant to Section 6 are conditioned upon Executive signing an effective release of claims in the form provided by the Company (the "Release Agreement") within the time limits set forth by the Company.

 6.7 Notwithstanding anything to the contrary in this Agreement, (i) except to the extent required by law, no payment will be due and payable under this Section 6 until the later of the next regular Company payday following the effective date of the Release Agreement or that date which is in accordance with the requirements of clause (ii) hereof and (ii) in the event that at the time that Executive’s employment with the Company terminates the Company is publicly traded (as defined in Section 409A of the Internal Revenue Code), any amounts payable under this Section 6 that would otherwise be considered deferred compensation subject to the additional twenty percent (20%) tax imposed by Section 409A if paid within six (6) months following the date of termination of Company employment shall be paid at the later of the time otherwise provided in Section 6 or the time that will prevent such amounts from being considered deferred compensation.

7.  Confidentiality. The Company and its Affiliates possess confidential information, proprietary information goodwill and trade secrets, which is important to their business. During the course of Executive’s employment with the Company, the Executive will receive and have access to confidential information, proprietary information, goodwill and trade secrets belonging to the Company and its Affiliates that Executive did not have or have access to prior to Executive’s execution of this Agreement to enable Executive to perform his duties and responsibilities hereunder. During and after the term of employment under this Agreement, Executive agrees that he shall not, without the express written consent of Company, directly or indirectly communicate or divulge to, or use for his own benefit or for the benefit of any other person, firm, association or corporation, any of Company’s or its Affiliates’ trade secrets, confidential information, proprietary information or goodwill, which trade secrets, confidential information, proprietary data and goodwill were communicated to or otherwise learned or acquired by Executive during his employment relationship with Company (“Confidential Information”), except that Executive may disclose such matters to the extent that disclosure is required (a) at Company’s direction or (b) by a court or other governmental agency of competent jurisdiction. As long as such matters remain trade secrets, confidential information, proprietary information or goodwill, Executive shall not use such trade secrets, confidential information, proprietary information or goodwill in any way or in any capacity other than as expressly consented to by Company.

8.      Covenant not to Compete or Solicit. Ancillary to the Company’s commitments as set forth herein, including but not limited to, the obligation to provide Executive with the Company’s and its Affiliates’ confidential information, proprietary information, trade secrets and goodwill and Executive’s agreement not to improperly use or disclose the Company’s and its Affiliates’ proprietary information, trade secrets or goodwill, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and to avoid the actual or threatened misappropriation of the Company’s and its Affiliates’ confidential information, proprietary information, trade secrets or goodwill, Executive agrees to the following covenants:

 8.1 Executive agrees to refrain during his employment under this Agreement and for one year after the termination of his employment under this agreement for any reason, without written permission of the Company, from becoming involved in any way, within the boundaries of the United States, in the business of manufacturing, designing, servicing or selling, the type of jewelry or fine paper or other scholastic, licensed sports, insignia, recognition or affinity products manufactured or sold (or then contemplated to be manufactured or sold) by the Company, its divisions, subsidiaries and/or other affiliated entities, including but not limited to, as an employee, consultant, independent representative, partner representative, partner or proprietor. For the avoidance of doubt, these restrictions shall apply, but shall not be limited to, Executive becoming involved with Herff-Jones, Jostens, Visant, Intergold, Lifetouch and Walsworth.

 8.2 Executive also agrees to refrain during his employment under this Agreement, and in the event of the termination of his employment under this Agreement for any reason, for one year thereafter, without written permission from the Company, from diverting, taking, soliciting, licensed sports, jewelry or fine paper products, insignia, recognition or affinity business of any customer of the Company, its divisions, subsidiaries and/or affiliated entities, or any potential customer of the Company, its divisions, subsidiaries and/or affiliated entities whose identity became known to Executive through his employment by the Company and to which the Company has made a written business proposal or provided written pricing information before the termination of Executive’s employment under this Agreement.

8.3 Executive agrees to refrain during his employment under this Agreement, and in the event of the termination of his employment under this Agreement for any reason for a period of one year thereafter, from inducing or attempting to influence any employee or independent representative of the Company, its divisions, subsidiaries, and/or affiliated entities to terminate his or his employment or association with the Company or such other entity.

           8.4 Executive further agrees that the covenants in Sections 8.1, 8.2 and 8.3 are made to protect the legitimate business interests of the Company, including interests in the Company’s “Confidential Information,” as defined in Section 7 of this Agreement, and not to restrict his mobility or to prevent him from utilizing his skills. In signing this Agreement, Executive gives the Company assurance that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on him under Section 7 and 8. Executive agrees without reservation that these restraints are necessary for the reasonable and proper protection of the Company and its Affiliates and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. Executive further agrees that, were he to breach any of the covenants contained in Sections 7 and 8, he damage to the Company and its Affiliates would be irreparable. Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by him of any of those covenants, without having to post bond. Executive and the Company further agree that, in the event that any provision of Sections 7 and 8 is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. It is also agreed that each of the Company's Affiliates shall have the right to enforce all of Executive’s obligations to that Affiliate under this Agreement, including without limitation pursuant to Sections 7 and 8.

9.  Controlling Law and Performability. The execution, validity, interpretation and performance of this Agreement will be governed by the laws of the state of Texas.

10.  Reparability. If any provision of this Agreement is rendered or declared illegal or unenforceable, all other provisions of this Agreement will remain in full force and effect.

11.  Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by certified mail (return receipt requested) addressed as follows:

If to Executive:	Kris G. Radhakrishnan
95 West Lansdowne Circle
The Woodlands, TX 77382

If to the Company:	Commemorative Brands, Inc.
7211 Circle S Road
Austin, Texas 78745
Attention: Don Percenti, President & CEO

Any address or other change to the above shall be in writing to the other party to become effective.

12.  Assignment. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon its successors and assigns. The rights and obligations of Executive under this Agreement are of a personal nature and shall neither be transferred nor assigned in whole or in part by Executive.

13.  Non-Waiver. No waiver of or failure to assert any claim, right, benefit or remedy hereunder shall operate as a waiver of any other claim, right, benefit or remedy of the company or Executive.

14.  Review and Consultation. Executive acknowledges that he has had a reasonable time to review and consider this Agreement and has been given the opportunity to consult with an attorney.

15. Entire Agreement and Amendments. This Agreement contains the entire agreement of Executive and the Company relating to the matters contained in this Agreement and supersedes all prior agreements and understandings, oral or written, between Executive and the Company with respect to the subject matter in this Agreement. This Agreement may be changed only by an agreement in writing by Executive and the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.
COMMEMORATIVE BRANDS, INC.

Date	By:	/s/ DON PERCENTI
Don Percenti
President & CEO

EXECUTIVE

/s/ KRIS G. RADHAKRISHNAN
Kris G. Radhakrishnan